                                                                      EXHIBIT 11


                           INTERLOTT TECHNOLOGIES, INC

                        Computation of Earnings per Share



                                            Three Months Ended                   Nine Months Ended
                                               September 30,                       September 30,
                                               -------------                       -------------
                                           1998              1997              1998              1997
                                           ----              ----              ----              ----
Weighted average common shares
outstanding during the period            3,210,000         3,210,000         3,210,000         3,210,000

Net income                              $  225,443        $  207,627        $1,145,824        $1,014,945

Net income per share                    $      .07        $     0.06        $     0.36        $     0.31


Assuming full dilution:

   Shares

    Weighted average number of
     common shares outstanding
      during the period                  3,210,000         3,210,000         3,210,000         3,210,000

    Assuming exercise of options            13,839            72,783            12,249            32,261

    Weighted average number of
     common shares outstanding          ----------        ----------        ----------        ----------
      as adjusted                        3,223,839         3,282,783         3,222,249         3,242,261
                                        ==========        ==========        ==========        ==========

Net income                              $  225,443        $  207,627        $1,145,824        $1,014,945

Earnings per common share
  assuming full dilution                $      .07        $      .06        $     0.36        $     0.31






                                       14